Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-18265 of Biofield Corp. on Form S-8 of our report dated March 22, 2002 (which report expresses an unqualified opinion and includes an emphasis of matter paragraph concerning Biofield Corp.'s status as a Development Stage Enterprise) appearing in the Annual Report on Form 10-KSB of Biofield Corp. for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ DELOITTE & TOUCHE

Atlanta, Georgia
March 29, 2002